Exhibit 99.1

FOR IMMEDIATE RELEASE
Nicholas	Contact: Doug Marohn	NASDAQ: NICK
Nicholas Financial, Inc. Corporate Headquarters 2454 McMullen-Booth Rd. Building C, Suite 501 Clearwater, FL 33759	President & CEO Ph # (727)-726-0763	Web site: www.nicholasfinancial.com

Nicholas Financial’s Boise, Idaho Grand Opening.

June 11, 2021 – Clearwater, Florida - Nicholas Financial, Inc. (NASDAQ: NICK) – an industry leading branch-based subprime auto lender focused on servicing the needs of the local independent dealer – announced today a grand opening celebration for our newest branch office in the Boise, Idaho market, located at 950 Fairview, Suite 170, Meridian, ID on June 15, 2021. The open house begins at 3:00 PM MDT, the official ribbon cutting ceremony will commence at 4:00 PM MDT and the celebration will continue until 5:00 PM MDT. Please contact the local office at 208-314-5769 for more information regarding the event.

“We are very excited to continue our Western expansion with our first Idaho branch location,” said Doug Marohn, president and CEO of Nicholas Financial.  “The Boise market is very vibrant, robust and growing – and we feel fortunate to be a part of this community. This new branch is just further confirmation of our commitment to growing our company through the expansion of our branch network.”

The Company is also now licensed in Arizona, New Mexico and Texas and has recently initiated expansion efforts in each of those states.

About Nicholas Financial

Nicholas Financial, Inc. (NASDAQ:NICK) is a specialized consumer finance company, operating branch locations in primarily Southeastern and Midwestern U.S. States. The Company engages primarily in acquiring and servicing automobile finance installment contracts (“Contracts”) for purchases of used and new automobiles and light trucks. Additionally, Nicholas Financial originates direct consumer loans (“Direct Loans”) and sells consumer-finance related products. For an index of Nicholas Financial, Inc’s new releases or to obtain a specific release, please visit our website at www.nicholasfinancial.com.

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